SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 4, 2002

          ONE AMERICAN CORP.
(Exact name of registrant as specified in its charter)

LOUISIANA	0-12437	72-0948181
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

2785 LA Highway 20 West
P. O. Box 550
Vacherie, LA	70090-0550
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code: (225) 265-2265

ITEM 5 - OTHER EVENTS

On September 4, 2002, One American Corp. announced its intention to engage in a merger transaction to be voted on at a special meeting of stockholders expected to be held in October 2002. The purpose of this transaction is to allow One American Corp. to "go private" under federal securities laws. On September 4, 2002, One American Corp. mailed a letter to its shareholders announcing its intention to engage in the merger transaction. The letter is attached to this filing.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

(a.)	Financial statements - not applicable
(b.)	Pro forma financial information - not applicable
(c.)	Exhibits
99 Letter to One American Corp. shareholders dated September 4, 2002

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: September 4, 2002

ONE AMERICAN CORP.
By: /s/ Frank J. Bourgeois
Frank J. Bourgeois
President and Chief Executive Officer

Exhibit 99 Letter to One American Corp. shareholders dated September 4, 2002

[TO BE PLACED ON ONE AMERICAN CORP. LETTERHEAD]

September 4, 2002

Dear Stockholders of One American Corp.:

We will soon be calling a Special Meeting of the Stockholders of One American Corp. to consider an important transaction.

The Board of Directors has approved a corporate reorganization commonly known as a "going private" transaction. As a result of the reorganization, stockholders who own less than 2,000 shares will receive cash for their shares in the amount of $34.00 per share. Stockholders who own 2,000 or more shares will continue to be shareholders of One American Corp.

The "going private" transaction will be structured as a merger transaction with a "shell" corporation merging into One American Corp. As a result of the merger, stockholders who own less than 2,000 shares will receive cash for their shares.

The benefit of the reorganization is that it will facilitate the elimination of costly reporting to the Securities and Exchange Commission.

The Special Meeting of Stockholders is expected to be held in late October or early November 2002. In conjunction with the meeting, all stockholders will receive a detailed proxy statement and other information that will fully describe the reorganization and its impact on each stockholder.

We are looking forward to the Special Meeting and hope to see you there.

Sincerely,

/s/ Frank J. Bourgeois
President and C E O